EXHIBIT 8

47 EAST CHICAGO AVENUE SUITE 328 NAPERVILLE, ILLINOIS 60540 TEL.: (630) 848-1340 FAX: (630) 848-1342	67 PARK PLACE EAST SUITE 675 MORRISTOWN, NJ 07960 TEL.: (973) 539-5400 FAX: (973) 539-5404

March 13, 2015

via email and Overnight Delivery

Mr. Peter J. Ressler, Corporate Secretary
Metro Bancorp, Inc.
3801 Paxton Street
Harrisburg, PA  17111-0999

Re:           Notice of Intent to Nominate Directors and Submit Nominees for Election

Dear Sir:

This letter relates to the notice of intent by John W. Palmer, dated January 8, 2015, to nominate two persons for election as directors of Metro Bancorp, Inc. (the “Company”) at the 2015 Annual Meeting of Shareholders of the Company, and to submit the nominees for election at such Annual Meeting (the “Notice”).

As a courtesy, I am writing to inform the Company that I am withdrawing one of my two nominees, Mr. William A. Houlihan.  The background on the decision to withdraw Mr. Houlihan was disclosed earlier today to Metro’s outside counsel, John Hardiman of Sullivan & Cromwell, by Phillip Goldberg, PL Capital’s outside counsel.

I am proceeding with the submission of Mr. Richard J. Lashley for election at the 2015 Annual Meeting of Shareholders of the Company.

If you have any questions regarding this letter, please contact me at 630-848-1340 or Mr. Lashley at 973-539-5400.

Sincerely,

/s/ John W. Palmer

John W. Palmer

cc:           Mr. Gary Nalbandian, Metro Bancorp
Mr. Phillip Goldberg, Foley & Lardner